Exhibit 4.15


                              DATED 11 June 2001


                                    BETWEEN

                          CHINA PETROLEUM CORPORATION


                                      AND

                    CHINA PETROLEUM & CHEMICAL CORPORATION


                      ----------------------------------

                                 AGREEMENT ON

                                ADJUSTMENTS TO

                          RELATED PARTY TRANSACTIONS
                      ----------------------------------


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THIS AGREEMENT is made on the 11th day of June 2001 in Beijing:

BETWEEN

China Petrochemical Group (hereinafter referred to as "Party A"), a state-owned enterprise established and legally subsisting under the laws of the People's Republic of China (the "PRC"), fully representing its related subsidiaries;

China Petroleum & Chemical Corporation (hereinafter referred to as "Party B"), a corporation established and legally subsisting under the laws of the PRC, fully representing its related subsidiaries.

Party A and Party B are collectively referred to herein as the "Parties" and individually as a "Party".


WHEREAS:

A. Party A is the controlling shareholder of Party B and the Parties had entered into a series of agreements on connected transactions on 3 June 2000.

B. Party B proposes to aquire Sinopec Star Petroleum Co., Ltd. (hereinafter referred to as "Star Company"), a subsidiary wholly-owned by Party A. Star Company will become one of the subsidiaries of Party B after the acquisition is completed.

C. Star Company will acquire certain necessary products and services from Party A and will lease from Party A the land use rights and properties after completion of the acquisition. Whereas Party A will acquire certain necessary products and services from Star Company and certain intellectural properties of Star Company. Both Parties shall thereby make certain adjustments to the existing connected transactions between the Parties.


The Parties hereby agree as follows on the aforementioned adjustments to existing connected transactions:


1. The period of the Mutual Supply Agreement relating to the Products, Production and Engineering Construction Services (including the public utilities project), the Culture and Hygiene and Community Services Agreement and the Product Sales Agency Agreement entered into by the Parties on 3 June 2000 shall all be extended and remain in effect until such agreements be individually or jointly terminated. Should the Parties agree to terminate or Party B unilaterally proposes to terminate the same for the purpose of complying with the provisions of the listing rules of the Hong Kong Stock Exchange or other stock exchange, the forementioned agreements will be jointly or severally be terminated.

2. The Additional New Connected Transactions between the Parties in relation to the provision of products, production and engineering construction services (including the public utilities project) resulted from the acquisition of Star Company by Party B shall be governed by the provisions contained in the Mutural Supply Agreement relating to the Products, Production and Engineering Construction (including the public utilities project) Services and its supplementary agreement (except the provision on effective date and the appendixes).

3. The Additional New Connected Transactions between the Parties in relation to the provision of culture, hygiene and community services resulted from the acquisition of Star Company by Party B shall be governed by


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the provisions contained in the Culture and Hygiene and Community Services
Agreement and its supplementary agreement (except the provision on effective date and the appendixes).

4. Party B shall lease from Party A the land use rights of certain parcel of land with a total area of 4,633,731.019 square meters located in 13 provinces and municipalities such as Sichuan Province. Party A has obtained the approval from the Ministry of Land and Resources of PRC (Document Number: Guo Tu Zi Han [2001] No. 262) for the land use rights in relation to such land by way of authorized operations and may lease the same in compliance with the relevant laws. The issues relating to such lease shall be governed by the provisions under the Land Use Rights Leasing Agreement (other than the provisions regarding the basic conditions of the land use rights, the effective date, the lease period and the appendixes) entered into by the Parties on 3 June 2000. The lease period shall commence from the effective date of this Agreement until the expiry date of the relevant land use rights certificate. Please refer to Appendix I for the detailed rental and the period of the authorized operations.

5. Party B shall increase the lease of buildings with a total area of 213,464 square meters as set out in Appendix II. The issues in relation to such lease shall be governed by the provisions under the Properties Leasing Agreement (other than the provision on effective date and the appendixes) . The lease period shall commence from the effective date of this Agreement. Please refer to Appendix II for the specific rental of each individual building.

6. In view that the values of the intellectural properties such as the patents, know-how and computer softwares were not incorporated into the consideration for the aquisation of Start Company by Party B, Party B agrees to grant a license to Party A free of charge to make use of such intellectural properties as set out in Appendix III.

7. The various connected transactions as stated in this Agreement shall be governed by the agreements mentioned in Clauses 2 to 5 above from the effective date of the aforementioned acquisition.

8. The subsidiaries of Party A and Party B as stated in this Agreement shall include their subsidiaries, branches and other units and any companies or other entities which hold 30% or above interests or voting rights or have control over the board of directors or are under the direct or indirect control of the aforementioned entities.

9. This Agreement will come into effect upon its execution by the representatives of the Parties and the obtaining of the approval from the independent shareholders at the general meeting of Party B and shall remain in effect since then.


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IN WITNESS WHEREOF, this Agreement has been duly executed by the representatives properly appointed the Parties on the day and year first written above.


For and on behalf of :
China Petrochemical Corporation


By:  /s/ Li Yizhong
   --------------------------------------------------


For and on behalf of:
China  Petroleum & Chemical Corporation


By:  /s/ Wang Jiming
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